METASOURCE GROUP, INC. MERGES  WITH OLB.COM

New York --- January 23, 2003--- MetaSource Group, Inc. today announced its merger with OLB.com of New York. OLB.com is a provider of turnkey online e-commerce and private label shopping solutions. The merger deepens MetaSource's consumer software applications and business marketing solutions.

OLB's proprietary ShopFast e-commerce platform enables consumers and companies to quickly establish a branded e-commerce website, leveraging their brand and site traffic to generate revenues and profits. OLB has recently signed to market its ShopFast platform through a leading consumer marketing firm.

Commenting on the merger, Ronny Yakov, CEO of OLB said "In the past few months OLB has established a strong marketing channel to reach the consumer. Marrying MetaSource Group's technical and marketing resources with our channel gives OLB a solid road to growth. "

Courtney Smith, CEO and Chairman of MetaSource Group, said "The synergies we can develop with OLB are immediate, and the prospects for ShopFast are genuinely exciting. We expect to utilize OLB's e-marketing infrastructure for our other subsidiaries and leverage our programming capacity to further develop the ShopFast platform."

The merger is subject to various conditions to closing including OLB.com shareholder approval.

For further information on OLB.com, please visit www.olb.com.

MetaSource Group is a consortium of companies that design and implement software and provide research and consulting services to businesses around the world. Services range from application development to research on current IT trends to conferences and publications for IT decisionmakers from the world's leading companies.

MetaSource trades in the US under the symbol MTSR and is headquartered in New York City, with offices throughout the US and the UK. For further information please visit www.metasourcegroup.com

For more information:

For OLB.com, Ronny Yakov, New York, NY 212 929 2222.

For MetaSource Group, Rajul Mathur, New York, NY 646 805 5141

Certain of the above statements contained in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with the Company's future growth and operating results, the uncertainty of market acceptance of the Company's products, technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.


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